Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

PRESS RELEASE

DATE: November 9, 2004

CONTACT: Robert Krist, Chief Financial Officer, 949-595-7200

www.endologix.com

ENDOLOGIX REPORTS THIRD QUARTER RESULTS

Irvine, Calif. (November 9, 2004) Endologix, Inc., (NASDAQ: ELGX) today announced financial results for the quarter ended September 30, 2004.

“We are exceptionally pleased to receive conditional U.S. marketing approval for our Powerlink® System announced earlier this month and we are actively making preparations for a focused product launch,” said Endologix’s President and CEO Paul McCormick. “We believe our current capital resources are sufficient to fund our initial, well planned launch program and to support our operations through 2005.”

Total revenues for the third quarter of 2004 grew 48% to $1,358,000, compared with $919,000 for the third quarter of 2003. The increase for the 2004 quarter was due to higher product revenues totaling $779,000, primarily as a result of sales to the Company’s new European distributor, Edwards LifeSciences AG, offset by a decrease of $340,000 in license revenues. The decrease in license revenues was primarily the result of a reduction in license revenues from Guidant Corporation.

Total revenues for the first nine months of 2004 grew 10% to $3,380,000, compared with $3,070,000 for the same period of 2003. The revenue increase in the 2004 period was due to higher product revenues totaling $1,197,000, primarily due to product shipments to Edwards LifeSciences AG, offset by a $887,000 decrease in license revenues, primarily the result of a reduction in license revenues from Guidant. Endologix anticipates that Guidant license revenues will continue to decline.

Total operating expenses increased $855,000 for the third quarter of 2004 to $3,196,000, compared with $2,341,000 for the same period of 2003. A $608,000 increase in sales and marketing costs was due to higher staffing costs in anticipation of a focused U.S. launch of Endologix’s infrarenal Powerlink System, now set to commence. The remaining increase in operating expenses during the 2004 third quarter was primarily related to expenses incurred and staffing additions related to the Company’s review of internal controls over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act.

Total operating expenses increased $1,538,000 for the first nine months of 2004 to $8,696,000, compared with $7,158,000 for the same period of 2003. During the first nine months of 2004, sales and marketing costs increased by $1,044,000 due to staffing increases, as noted above. General and administration costs increased $957,000 due mainly to a reimbursement of $468,000 as part of a legal settlement in the first quarter of 2003, and costs incurred in 2004 related to the Company’s review of internal controls over financial reporting as discussed above. These cost increases were partially offset by a decrease in research and development costs for legacy radiation product clinical trials.

Total available cash and marketable securities at September 30 was $24,628,000, reflecting a reduction of $1,824,000 from June 30, and compared with $12,779,000 at December 31, 2003.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysm (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the commercial launch of a new medical device product, such as uncertain market acceptance, unpredictable sales levels and competitive and market conditions, reduction of Company revenue resulting from declines in sales of Guidant’s royalty-bearing products, and changes in future economic, adequacy of financial resources to support operations after December 31, 2005 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other reports filed thereafter.

ENDOLOGIX, INC.CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004

Revenue:
Product	$285	$1,064	$1,070	$2,267
License	634	294	2,000	1,113

Total revenue	919	1,358	3,070	3,380
Cost of product revenue	133	665	498	1,323

Gross profit	786	693	2,572	2,057

Operating expenses:
Research, development and clinical	1,506	1,491	5,067	4,588
Marketing and sales	183	791	620	1,664
General and administrative	652	914	1,487	2,444
Minority interest	--	--	(16)	--

Total operating expenses	2,341	3,196	7,158	8,696
Loss from operations	(1,555)	(2,503)	(4,586)	(6,639)

Other income (expense):
Interest income	52	96	252	234
Gain on sale of assets	13	--	5	3
Other expense	(2)	(2)	(6)	(12)

Total other income	63	94	251	225

Net loss	($ 1,492)	($ 2,409)	($ 4,335)	($ 6,414)

Basic and diluted net loss per share	($ 0.05)	($ 0.08)	($ 0.17)	($ 0.21)

Shares used in computing basic and diluted net
loss per share	27,281	31,753	25,093	30,917

ENDOLOGIX, INC.CONDENSED
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2003	September 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$4,402	$7,146
Marketable securities available-for-sale	8,166	14,525
Accounts receivable, net	239	643
Other receivables	656	301
Inventories	2,780	3,156
Other current assets	245	628

Total current assets	16,488	26,399
Property and equipment, net	141	419
Marketable securities available-for-sale	211	2,957
Goodwill	3,602	3,602
Other intangibles, net of accumulated amortization of $2,224 and $3,278,
respectively	14,534	13,480
Other assets	367	28

Total Assets	$35,343	$46,885

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,468	$1,881

Current liabilities	1,468	1,881
Accrued compensation	--	300

Total liabilities	1,468	2,181

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no
shares issued and outstanding	--	--

Common stock, $.001 par value; 50,000 shares authorized, 28,576 and 32,331 shares issued and outstanding at December 31, 2003 and September 30,
2004, respectively	28	32
Additional paid-in capital	108,279	125,598
Accumulated deficit	(73,919)	(80,333)
Treasury stock, at cost, 495 shares at December 31, 2003 and September 30,
2004	(661)	(661)
Accumulated other comprehensive income	148	68

Total stockholders' equity	33,875	44,704

Total Liabilities and Stockholders' Equity	$35,343	$46,885

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